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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                             Amanda Company, Inc.
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                                (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class of Securities)

                                   022885107
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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                                Page 1 of 4 Pages

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     CUSIP No. 022885107             13G/A                Page 2 of 4 Pages
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 1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Balmore S.A.
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   |_|
(b)   |_|
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 3.    SEC USE ONLY
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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
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                          5.   SOLE VOTING POWER
         NUMBER OF             7,622,840 shares of Common Stock
         SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            7,622,840 shares of Common Stock
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      7,622,840 shares of Common Stock
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [X]
         The aggregate amount in Row 9 represents the maximum amount of shares that Balmore S.A. can beneficially control under a contractually stipulated 9.9% ownership restriction. The full conversion of all of Balmore's Convertible Debenture and Preferred Stock would exceed this restriction.
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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      9.9%
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  12.    TYPE OF REPORTING PERSON
                      CO
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CUSIP NO. 022885107                                           PAGE 3 OF 4 PAGES


ITEM 1 (a) NAME OF ISSUER: Amanda Company,Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           13765 Alton Parkway, Suite F, Irvine, CA 92618

ITEM 2 (a) NAME OF PERSON FILING: Balmore S.A.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Trident Chambers, Road Town, Tortola, B.V.I.

ITEM 2 (c) CITIZENSHIP:   British Virgin Islands

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2 (e) CUSIP NUMBER: 022885107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):            Not applicable

ITEM 4 OWNERSHIP

       (a)  AMOUNT BENEFICIALLY OWNED: 7,622,840 shares

       (b) PERCENT OF CLASS: 9.9%

       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                7,622,840 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                7,622,840 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO. 022885107                                           PAGE 4 OF 4 PAGES


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            January 23, 2002
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                                                 (Date)

                                           /s/ Gisela Kindle
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                                               (Signature)

                                         Gisela Kindle, Director
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                                              (Name/Title)